UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2014

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-187556	26-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street

3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 3, 2014, Summit Materials, LLC (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) by and among the Company, Summit Materials Finance Corp. (“Finance Corp.” and together with the Company, the “Issuers”), the subsidiary guarantors named on the signature pages thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the several initial purchasers named therein (the “Initial Purchasers”), providing for the issuance and sale of $115.0 million in aggregate principal amount of the Issuers’ 10 1⁄2% Senior Notes due 2020 (the “Notes”) in an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes will be sold at an initial offering price of 110% of their principal amount, and the offering is expected to close, subject to customary closing conditions, on September 8, 2014. The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The Notes represent an additional issuance of 10 1⁄2% Senior Notes due 2020, of which $510.0 aggregate principal amount is already outstanding. The Company expects to use the net proceeds of the offering of the Notes to finance the Mainland Acquisition (as defined under Item 8.01 of this Current Report on Form 8-K), to pay down outstanding amounts under its revolving credit facility and for general corporate purposes.

Certain of the Initial Purchasers and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the Initial Purchasers serve as agents and/or lenders under the Company’s senior secured credit facilities. In addition, affiliates of certain of the Initial Purchasers are lenders under the Company’s revolving credit facility and, in connection with the repayment of a portion of the amounts outstanding thereunder with a portion of the proceeds from the offering of the Notes, will receive a pro rata portion of the net proceeds of the offering of the Notes. Blackstone Advisory Partners L.P., one of the Initial Purchasers, is also an affiliate of The Blackstone Group L.P. (“Blackstone”). Blackstone and its affiliates indirectly owned approximately 90% of the Company’s equity interests as of June 28, 2014.

The information included in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01.	Other Events.

On September 4, 2014, the Company announced that 1010326 B.C. ULC, a subsidiary of Summit Materials International, LLC and an indirect subsidiary of the Company, entered into an agreement (the “Acquisition Agreement”) with 1010428 B.C. Ltd., The Brent Carlson Family Trust, 1010425 B.C. Ltd., the Ted Carlson Family Trust, Laurance James Carlson, Brent A. Carlson and Melvin Edward Carlson. Pursuant to the Acquisition Agreement, the Company acquired all of the issued and outstanding shares and certain shareholder notes of Rock Head Holdings Ltd. and B.I.M. Holdings Ltd., which collectively indirectly own all the shares of Mainland Sand and Gravel Ltd. (the “Mainland Acquisition”). Mainland Sand and Gravel Ltd., based in Surrey, British Columbia, is a supplier of construction aggregates to the Vancouver metropolitan area. Subsequent to the Mainland Acquisition, the acquired Canadian entities will be amalgamated with 1010326 B.C. ULC and the amalgamated entity will be Mainland Sand & Gravel ULC as a direct subsidiary of Summit Materials International, LLC.

The Acquisition Agreement contains customary representations, warranties, covenants, and termination rights. The consummation of the Mainland Acquisition is subject to customary conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2014	SUMMIT MATERIALS, LLC

	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer